                                                                   Exhibit 10.10

                             THE TRAVELERS INSURANCE
                           DEFERRED COMPENSATION PLAN
                          [FORMERLY THE TRAVELERS TESIP
                   RESTORATION AND NON-QUALIFIED SAVINGS PLAN]
                      As amended through December 10, 1998

                                    ARTICLE 1
                                     PURPOSE


      The purpose of The Travelers Insurance Deferred Compensation Plan (the "Plan") is to provide a means whereby The Travelers Insurance Group Inc. (the "Company"), as successor to The Travelers Corporation, may restore the tax-deferral savings opportunities to employees of The Travelers Insurance Company and The Travelers Indemnity Company and certain of their affiliates who are treated as "highly compensated employees" under the Internal Revenue Code of 1986, as amended (the "Code"), and as such are restricted in the level of participation under 401(k) and similar plans as are afforded non-highly compensated employees and to offer improved flexibility for retirement, tax and estate planning to a select group of key management employees of the Company and its subsidiaries (including, at the Committee's option, subsidiaries the employees of which are not eligible to participate in TESIP) who have rendered and continue to render valuable services to the Company.

      The Plan incorporates and replaces the TESIP Restoration Plan which was effective as of January 1, 1990 and The Travelers TESIP Restoration and Non-Qualified Savings Plan which was effective as of January 1, 1991. The Plan includes the rollover of non-qualified balances for Transferred Employees that had previously been part of Aetna Life and Casualty Company's Incentive Deferral Plan and Aetna Life and Casualty Company's Supplemental Incentive Savings Plan ("SISP"). The Plan set forth herein is amended and restated as of January 1, 1997.


                                    ARTICLE 2
                       DEFINITIONS AND CERTAIN PROVISIONS

      Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Article 6.

      Board. "Board" means the Board of Directors of the Company.

      Committee. "Committee" means the Plans Administration Committee of Citigroup, Inc. (formerly Travelers Group Inc.)

      Fixed Income Declared Rate. "Fixed Income Declared Rate" means the fixed interest rate expressed as an effective annual yield for the Plan Year for the Stable Value Fund under the Travelers Group 401(k) Savings Plan (the "401(k) Plan") which is invested in a group annuity contract. The Fixed Income Declared Rate will be determined annually at the beginning of each Plan Year and credited monthly as of the last business day of the month.

      Deferral Account. "Deferral Account" means the account maintained on the books of account of the Company for each Participant for each Deferral Account Cycle pursuant to Section 4.2.

      Deferral Account Cycle. "Deferral Account Cycle" means a period of five
(5) Plan Years as determined by the Committee over which a Participant defers Salary and/or Incentive Award. The first Deferral Account Cycle covers the Plan Years 1990 through 1994.

      Disability. "Disability" means any disability as defined under the terms of The Travelers Group Long-Term Disability Plan.

      Eligible Employee. "Eligible Employee" means any Employee of the Company or any designated subsidiary who is considered by the Company to be a key management employee, including employees of a subsidiary which does not participate in the 401(k) Plan and employees who have not yet met the 401(k) Plan service requirements.

      Employee. "Employee" means any person employed by an Employer on a regular full-time salaried basis, including officers of the Employer.

      Employer. "Employer" means the Company and any of its subsidiaries.

      Enrollment Agreement. "Enrollment Agreement" means the authorization form which an Eligible Employee files with the Company to participate in the Plan.

      Enrollment Period. "Enrollment Period" means the period from 10/31 to 12/31 of the calendar year preceding the Plan Year or for newly hired employees, within 30 days of employment and otherwise as determined by the Committee.

      401(k) Plan. "401(k) Plan" means the Travelers Group 401(k) Savings Plan.

      Incentive Award. "Incentive Award" means with respect to a Participant for any Plan Year the incentive award paid to the Participant for such Plan Year under an annual incentive plan.

      Participant. "Participant" means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee and is participating in the Plan in accordance with the provisions of Article 4.

      Plan Year. "Plan Year" means the calendar year beginning January 1 and ending December 31.

      Retirement. "Retirement" means the termination of a Participant's employment with an Employer for reasons other than death or disability on or after attaining age 55 with 5 or more years of Continuous Service, as determined under The Travelers Pension Plan, or termination of employment on or after attaining age 50 with 5 or more years of continuous service under circumstances where the Participant is separated from service and entitled to payments under the terms of The Travelers Separation Pay Plan. Retirement also means, where applicable, the termination of a Participant's employment with the ability to begin receiving benefits following such termination under the Retirement Plan for Employees of Aetna Life and Casualty Company, however, in such event, certain payments may not commence until a participant reaches age 62 in accordance with elections made at the time of deferral.

      Salary. "Salary" means with respect to a Participant for any Plan Year such Participant's annual base salary and commissions, as established on the books and records of the participating employers.

      Termination of Employment means a complete severance of an Employee's employment relationship with the Employer and other affiliated organizations (as defined in Section 414(a) of the Internal Revenue Code of 1986) or the cessation of affiliated organization status of the employing entity of the Employee.

      TESIP. "TESIP" means the Travelers Group 401(k) Savings Plan, as successor plan to The Travelers Savings, Investment and Stock Ownership Plan, as amended from time to time.

      The Travelers Pension Plan means The Pension Plan for Salaried Employees of The Travelers Insurance Company and certain affiliates and any successor plan thereto as amended from time to time.

                                    ARTICLE 3
                           ADMINISTRATION OF THE PLAN

      The Plan is administered by the Committee which is responsible for overseeing the operation of the Plan and has the power to interpret provisions of the plan. The Committee shall have all of the powers vested in it pursuant to the terms of the Plan, including but not limited to the power and authority to establish and modify eligibility criteria for participation and to modify the terms and provisions of the Plan.

      Members of the Committee are appointed by the Board of Directors of Citigroup Inc. ("Citigroup") for indefinite terms, may resign or be removed at any time and serve without compensation for their services. Citigroup indemnifies such members to the fullest extent permitted by law and the By-Laws of Citigroup. Members of the Committee currently are officers or employees of Citigroup or its subsidiaries. The Committee maintains an office at 388 Greenwich Street, 36th Floor, New York, New York 10013. Correspondence to the Committee should be sent to such address c/o Citigroup Inc., Attention: Plans Administration Committee.

      The Committee has delegated the day-to-day operations of the Plan which are managed by the Corporate Compensation Department. Corporate Compensation can be reached by dialing (860) 277-3422.

      Additional information about the Plan, the Committee and its members may be obtained upon written request to Citigroup Inc., Attn: Corporation Compensation Department, 388 Greenwich Street, 36th Floor, New York, New York 10013 or by calling (212) 559-6695.

                                    ARTICLE 4
                                  PARTICIPATION

      4.1 Election to Participate. Any Eligible Employee may elect to participate in the Plan effective as of the first day of the Plan Year by filing during the Enrollment Period a completed and fully executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year. A separate Enrollment Agreement must be completed for each Plan Year in which a Participant makes deferrals under the Plan.

      For any Plan Year an Eligible Employee may elect to defer a percentage of Salary (not to exceed 50% of the Participant's Salary at the rate in effect during the Plan Year, or for newly hired eligible employees 50% of their initial annual salary prorated for the remaining months of the Plan Year) and/or a percentage of an Incentive Award (up to 70% of the Participant's cash Incentive Award). This plan is offered in addition to the Travelers Group Capital Accumulation Plan (CAP), Travelers Property Casualty Corp. Capital Accumulation Plan (TAP CAP), and the Greenwich Street Capital Partners, L.P. (GSP). Incentive deferrals to this plan will be made subsequent to any deferrals which may apply due to voluntary or automatic participation in CAP, TAP CAP, or GSP.

      The Committee may establish minimum or maximum individual or aggregate deferral amounts for each Plan Year. The Company reserves the right to make a reduction in individual deferral amounts if the individual or aggregate deferrals exceed a Company-determined dollar threshold. The Committee may establish a minimum account value for continued participation in the plan and may pay to participants the value of accounts below the minimum.

      4.2 Deferral Accounts. The Company shall establish and maintain a separate Deferral Account for each Participant for each Deferral Account Cycle. The amount by which a Participant's Salary or Incentive Award is reduced pursuant to
Section 4.1 shall be credited to the Participant's Deferral Account no later than the first day of the month following the month in which such compensation would otherwise have been paid. The Deferral Account shall be debited by the amount of any such payments made to the Participant or the Participant's Beneficiary with respect to such Deferral Account pursuant to this Plan.

            (a) Company Contributions. Prior to the 1997 Plan Year, the Plan provided that certain eligible Participants received Company Contributions. For 1990, the Company made contributions in accordance with Appendix A hereto. For 1991 to 1993 the Company made contributions in accordance with Appendix B hereto. For 1994 and 1995 the Company made contributions in accordance with Appendix C hereto. For 1996 the Company made contributions in accordance with Appendix D hereto for participants in Aetna Life and Casualty Company's Incentive Deferral Plan and Aetna Life and Casualty Company's Supplemental Incentive Savings Plan.

            (b) Interest on Deferral Accounts. Prior to 1996 two types of returns were credited on Deferral Accounts prior to commencement of payment of benefits depending on the Declared Rate option which a Participant chose. These options were the Fixed Income Declared Rate and Equity Simulator Declared Rate.

            Under the Fixed Income Declared Rate interest will be credited monthly to Deferral Accounts in the same manner as interest is credited on the Stable Value Fund under the 401(k) Plan. Under the Equity Simulator Declared Rate in effect prior to 1996, a rate of return (which may be positive or negative) was credited as of the end of each month at the same rate which was credited on Fund 1 under TESIP. After 1995 all Deferral Accounts are credited with the Fixed Income Declared Rate.

            A Participant's Deferral Account will continue to be credited with the Fixed Income Declared Rate after benefit payments from such Deferral Account commence.

      4.3 Valuation of Accounts. The value of a Deferral Account as of any date shall equal the amounts theretofore credited to such account, plus the interest deemed to be earned on such account in accordance with Section 4.2 through the valuation date, less the amounts theretofore debited to such account. Any valuation shall be made as of the last business day of the month.

      4.4 Statement of Accounts. The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his or her Deferral Accounts.

                                    ARTICLE 5
                                    BENEFITS

      5.1 Retirement Benefit. A Participant is eligible for a Retirement Benefit under this Plan when he or she has satisfied all of the requirements for Retirement (as defined in Article 2). The Retirement Benefit for a Deferral Account will be based on the total value of the Deferral Account.

      The Retirement Benefit for a Deferral Account will be paid beginning approximately 30 days of the date and in the manner which the Participant elects when he or she enrolls in the Deferral Account. After the Participant elects the commencement date and the form of payment, he or she may not change the election. At the time of enrollment a Participant may elect to receive a Retirement Benefit for a Deferral Account at Retirement or at age 65, if later, in either a lump sum or annual installments over 5, 10 or 15 years. The lump-sum payment will be made or annual installment payments will commence approximately 30 days after Retirement or approximately 30 days following the date on which the Participant attains age 65, according to the Participant's enrollment agreement. The account valuation will be as of the last business day of the month preceding the payment date.

      If a Participant elects to receive his or her Retirement Benefit in installment payments, the account will be valued on the last business day of the month in which the Participant is deemed to be retired, or attained age 65 if applicable. Retirements are deemed to be the first of a month following the termination of employment. The payments will be determined annually by dividing the Participant's then current Deferral Account balance at commencement and on each anniversary of the valuation year by the number of remaining years in the payment period based on the Participant's retirement payment election. The Fixed Income Declared Rate will be credited during any payment year on the unpaid Deferral Account balance. After the Participant's death, interest earned during the payment period will instead be distributed in full.

      The Committee may, in its discretion, permit alternative payment elections for future deferrals and may permit the form and timing of payments elected by participants (in accordance with the terms and provisions of a plan then in effect) with respect to balances transferred into the Plan when such transfers are authorized by the Company or the Employer in connection with a merger, acquisition or other business combination.

      5.2 Disability. If a Participant becomes disabled, Participant deferrals that otherwise would have been credited to the Participant's Deferral Accounts will cease during such Disability. The Participant's Deferral Accounts will continue to earn interest at the Declared

Rate. The Participant's Deferral Account balances will be distributed as a Retirement Benefit or Survivor Benefit, whichever is applicable, beginning on the date and in the form which the Participant elected in his Enrollment Agreement, but in no event beginning earlier than 12 months after the date of the Participant's Disability. In the sole discretion of the Committee, the Company may commence payments on an earlier date.

      5.3 Termination Benefit. Notwithstanding other provisions of this plan if a Participant (i) has a Termination of Employment for any reason other than death, Disability or Retirement, or (ii) fails to return to the status of an Active Employee within sixty (60) days following recovery from a Disability prior to Retirement, the Company shall pay to the Participant in one lump sum an amount (the "Termination Benefit") equal to the value of the Participant's Deferral Accounts as provided in Section 4.3.

      The account valuation will be as of the last business day of the month of termination of employment (or the end of the 60-day period following the end of a disability).

      5.4 Survivor Benefits. If a Participant dies, a Survivor Benefit will be paid to his Beneficiary in a lump sum in the month following the Participant's death. The Survivor Benefit will be equal to the Deferral Account balance(s) of the Participant.

      The account valuation will be as of the last business day of the month of the death.

      5.5 Emergency Benefit. In the event that the Committee, upon written petition of the Participant or beneficiary of such Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, the Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency. Participants who suffer an emergency prior to commencement of benefit payments would receive an amount not in excess of the Deferral Account balance to which such Participant would have been entitled pursuant to Section 5.3 if he or she had a termination of employment on the date of such determination and received a lump sum payment (the "Emergency Benefit"). Participants in the process of receiving installment payments would receive an amount not in excess of the present value of the remaining installment payments. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. The amount of the benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the early payment of the Emergency Benefit.

      5.6 Small Benefit. In the event the Committee determines that the balance of a Participant's Deferral Account is less than $10,000 at the time of commencement of payment of his or her Retirement Benefit, or the portion of the balance of the Participant's Deferral Account payable to any Beneficiary is less than $10,000 at the time of commencement of payment of a Survivor Benefit to such Beneficiary, the Company may pay the benefit in the form of a lump-sum payment, notwithstanding any provision of this Article 5 to the contrary. Such lump-sum payment shall be equal to the balance of the Participant's Deferral Account or the portion thereof payable to a Beneficiary.

      5.7 Withholding; Unemployment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from any amounts deferred under the Plan or from payments made hereunder the taxes required to be withheld by the federal or any state or local government.

                                    ARTICLE 6
                             BENEFICIARY DESIGNATION

      Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payments under this Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee on a form prescribed or accepted by the Committee.

      Any Participant shall have the right to designate a new Beneficiary at any time by filing with the Committee a written request for such change, but any such change shall become effective only upon receipt of such request by the Committee. Upon receipt by the Committee of such request, the change shall relate back to and take effect as of the date the Participant signs such request whether or not the Participant is living at the time the Committee receives such request.

      To the extent a Participant designates a beneficiary other than a spouse, the administrative rules under the 401(k) Plan apply. If there is no designated Beneficiary living at the death of the Participant when any payment hereunder shall be payable to a Beneficiary, then such payment shall be made as follows:

      To such Participant's wife or husband, if living and if not living, to such Participant's then living lineal descendants, in equal shares, per stirpes; if none survives, to such Participant's surviving parents, equally; if neither survives, to such Participant's executors or administrators.

                                    ARTICLE 7
                        AMENDMENT AND TERMINATION OF PLAN

      7.1 Amendment. The Senior Vice President, Human Resources of Travelers Group Inc. or the Board may at any time amend the Plan in whole or in part; provided, however, that no such amendment shall be effective to decrease the benefits accrued by any Participant prior to the date of such amendment and any change in the definitions of the Declared Rates shall be effective only as to Plan Years beginning after the date of such amendment. Written notice of any amendment shall be given to each current or former Employee then participating in the Plan.

      7.2  Termination.
            (a) Company's Right to Terminate. The Chief Human Resources Officer of Citigroup Inc. or the Board may at any time terminate the Plan, if in his or her or its judgment, the continuance of the Plan would not be in the best interests of Citigroup, the Company or its affiliates.

            (b) Payments Upon Termination. Upon termination of the Plan under this Section 7.2, the Participants will be deemed to have voluntarily terminated their participation under the Plan as of the date of such termination. Salary and Incentive Awards shall cease to be deferred, and the Company will pay to each Participant the value of each of the Participant's Deferral Accounts, determined as if each Participant had terminated employment on the date of such termination of the Plan, at such times and pursuant to such terms and conditions as the Committee in its sole discretion shall determine. Participants or Beneficiaries receiving Retirement Benefit installments shall receive a lump sum payment equal to the remaining, unpaid Deferred Account balance.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company ("Policies"). Such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns (other than a grantor trust established to assist the Company in meeting its obligations hereunder and the assets of which are available to general creditors if the Company becomes insolvent), or held as collateral security for the fulfilling of the obligation of the Company under this Plan. Any and all of the Company's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

      8.2 Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or its affiliates, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

      8.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable, hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

      8.4 Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company or its affiliates.

      8.5 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Company may deem necessary and by taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Salary and Incentive Awards theretofore made pursuant to this Plan.

      8.6 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

      8.7 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning of construction of any of its provisions.

      8.8 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect, whatsoever, the validity of any other provision of this Plan.

      8.9 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company, directed to the attention of the Plans Administration Committee of the Company, Attention:
Administrator, at the address set forth in Article 3. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      8.10 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Connecticut.

      8.11 Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

      8.12 Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a "management or highly compensated employee" within the meaning of ERISA or Regulations thereunder, such Participant will not be eligible to participate in this Plan and shall receive an immediate lump-sum payment equal to the amounts standing credited to his or her Deferral Accounts. Upon such payment, no survivor benefit or other benefit shall thereafter be payable under this Plan either to the Participant or any Beneficiary of the Participant.

                                   APPENDIX A

                             TESIP RESTORATION PLAN


      The TESIP Restoration Plan was effective only for 1990. Deferral Accounts under the TESIP Restoration Plan were converted to Deferral Accounts under The Travelers TESIP Restoration and Non-Qualified Savings Plan effective January 1, 1991.

      Eligible Employees were permitted to make Salary deferrals for the period from July through December 1990 and were permitted to defer Incentive Awards paid in 1990. The maximum deferral permitted was 17% of compensation (year-end 1989 Salary plus last paid Incentive Award) minus the TESIP Offset ($10,480 for
1990).

      For 1990 the Company contributed to the Deferral Account of a Participant the following amounts:

            (a) Company Matching Contribution. The Company made a matching contribution of 100% of the amount of compensation the Participant deferred (up to a maximum of the first 5% of compensation), less the TESIP Offset of $10,480.

            (b) TESIP Restoration Contribution. The Company also made an additional contribution if participation in the TESIP Restoration Plan reduced the Participant's Company contribution under TESIP.

      The Fixed Income Declared Rate was credited during 1990 on all Deferral Accounts under the TESIP Restoration Plan.

                                   APPENDIX B

                                   1991 - 1993



            *Deferral of up to 50% of salary and up to 100% of incentive plan award (eg., MIP) on a pre-tax basis.


            *Restore matching contributions from The Travelers up to a full 5% of compensation.


            *Earn tax-deferred interest based on either a fixed rate of return or a simulated equity rate of return, eg., S&P 500 Index.

                                   APPENDIX C

                                  1994 and 1995



            *Deferral of up to 50% of salary and up to 100% of eligible incentive plan awards on a pre-tax basis.


            *Restore matching contributions from The Travelers up to 2.5% of compensation plus a variable matching contribution in the event such a contribution is made under TESIP.


            *Earn tax-deferred interest based on either a fixed rate of return or a simulated equity rate of return, e.g., S&P 500 Index.

                                   APPENDIX D


Pursuant to section 4.2 of the Plan, the Company allows the tax deferred rollover of non-qualified balances that had previously been part of Aetna's Incentive Deferral Plan and Aetna's Supplemental Incentive Savings Plan (SISP) and will credit to Deferral Accounts any amounts deferred during 1996 and Company Contributions made pursuant to Aetna's Incentive Deferral Plan and Aetna's SISP during 1996.


Distribution Elections

For all balances transferred from Aetna's Incentive Deferral plan, the payment elections that were made under Aetna's Plan will continue to govern the distribution of those balances.

For all balances transferred from Aetna's SISP, participants will make a payment election based on choices that are similar to those that existed under Aetna's Incentive Deferral Plan. The Company reserves the right to require participants to provide new payment elections consistent with those then available under the Plan. Elections for payment upon retirement for balances transferred from Aetna's SISP plan commence by definition under such plan on or after age 62.